Exhibit 10.2

GOLD BANC CORPORATION, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this "Agreement") is made and entered into effective as of the ____ day of November, 2003 (the "Effective Date"), by and between RICK J. TREMBLAY (referred to herein as "Employee") and GOLD BANC CORPORATION, INC. (referred to herein as "Employer").

WITNESSETH:

1.  Term. This Agreement is effective as of the Effective Date and shall continue throughout the duration of the employment of Employee by Employer unless earlier terminated as hereinafter provided.

2.  Termination. Either party hereto may terminate this Agreement without cause by giving thirty (30) days written notice to the other party. Such notice need not specify a reason for such termination, but must be given in accordance with the terms of this Agreement not less than thirty (30) days prior to the effective date of termination.

Further, the Employer may terminate this Agreement for "cause" without notice. "Cause" shall be deemed to exist if (i) Employee dies during the term of employment hereunder; (ii) Employee is convicted of a felony or misdemeanor which materially injures the business reputation of the Employer (in the sole and absolute discretion of the Employer); (iii) Employee breaches any material terms of this Agreement and fails to cure same within thirty (30) days of the receipt of notice from Employer specifying the alleged breach and steps required to cure same; or (iv) Employee fails to perform his employment duties on behalf of Employer and fails to cure same within thirty (30) days of receipt of written notice specifying the steps necessary to cure such inadequate performance of duties.

3.  Change in Control. Notwithstanding anything herein contained to the contrary, if a "Change of Control" (as hereinafter defined) occurs during the term of this Agreement and Employee's employment with Employer terminates for any reason (other than Employee's death) at any time within twelve (12) months after the Change of Control is consummated, then Employer shall pay to Employee in one lump sum, in cash, within ten (10) business days after the effective date of the termination of this Agreement, an amount equal to the annual base compensation in effect for Employee as of the date the Change of Control is consummated; provided, however, that if and to the extent payment of such lump sum would not be deductible by Employer for federal income tax purposes by reason of application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then payment of that portion due Employee after a Change of Control shall be deferred until the earliest date upon which payment can be made without being non-deductible under Section 162(m) of the Code. Interest shall accrue on the deferred portion of such payment at the federal short-term rate prescribed under Section 1274(d)(1)(C)(i) of the Code, compounded annually. However, no payment under this paragraph shall be due if Employee's employment with Employer terminates within twelve (12) months after the Change of Control is consummated if such termination is as a result of Employee's death.

A "Change of Control" shall be deemed to have occurred under any one of the following circumstances:

i.)  There is any Change of Control of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time, or any successor statute (the "Exchange Act"), whether or not Employer is then subject to such reporting requirement; or

ii.)  At the time individuals who, as of the commencement of the term of this Agreement constitute the Board of Directors of Employer, cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any person becoming a director subsequent to the date hereof whose election or nomination for election by the shareholders of Employer was approved by a vote of at least three-fourths of the directors currently comprising the Board shall be, for purposes of this paragraph, considered as though such person was a member of the current Board of Directors unless such director was elected as a result of an actual or threatened solicitation of proxies by any Person (as hereinafter defined) in which event such director shall not be deemed to be a member of the Board of Directors as of the commencement of the term of this Agreement; or

iii.)  Upon the approval by the shareholders of Employer of a plan of liquidation or dissolution of Employer or the sale of all or substantially all of the assets of Employer; or

iv.)  Any person becomes a Beneficial Owner (as hereinafter defined) of shares of one or more classes of stock of Employer representing twenty percent (20%) or more of the total voting power of Employer's then outstanding voting stock.

For purposes of this Agreement, "Person" shall mean any corporation, partnership, firm, joint venture, association, individual, trust or other entity, but does not include Employer or any of its wholly owned or majority owned subsidiaries, employee benefit plans or related trusts. The term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

If Employee remains employed by Employer after the Change of Control and such employment is not terminated within twelve (12) months after the effective date of the Change of Control has occurred (or is terminated as a result of death of Employee), then no payment as a result of such Change of Control shall be made to Employee and the terms of this Agreement shall continue to control.

Employee further agrees that if he is requested to remain as an employee of Employer as a condition imposed by the parties involved in the Change of Control, Employee agrees to remain employed by Employer for up to six (6) months after the effective date of such Change of Control as long as the annual base salary to be paid to Employee for that six (6) month period is not less than the base salary in effect immediately prior to the consummation of the Change of Control and as long as other benefits provided during such six (6) month period are comparable to the benefits Employee is receiving from Employer as of such date.

4.  Allowance of Payment. This Agreement provides for a reasonable severance payment upon occurrence of a Change in Control in accordance with federal regulations. Before making such payment, Employer shall obtain consent from the appropriate federal banking agency (the "Regulator") for the proposed payment. In its request to the Regulator, the Employer shall demonstrate that it neither possesses nor is aware of any information, evidence or other materials indicating a reasonable basis to believe that Employee:
i.)  has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse that has had or is likely to have a material adverse effect on Employer or Employer's subsidiaries;

ii.)  is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition of the Employer or Employer's subsidiaries;

iii.)  has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Employer or Employer's subsidiaries; and

iv.)  has violated or conspired to violate sections 215, 656, 657, 1005, 1006, 1007, 1014, 1032, 1341, 1343, or 1344 of title 18 of the United States Code

5.  Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach by any party.

6.  Binding on Heirs. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs, personal representatives and assigns.

7.  Amendment. This Agreement may be amended only by a writing signed by both parties hereto.

8.  Governing State Law. The terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Kansas.

9.  Notices. Any notices required or permitted hereunder must be in writing and shall be deemed given on the date they are hand delivered or, if mailed, one day after the date they are deposited in the United States mails, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

If to Employee:	Rick J. Tremblay
11301 Nall
Leawood, KS 66211

If to Employer:	Gold Banc Corporation, Inc.
11301 Nall
Leawood, KS 66211
Attn.: Board of Directors

Either party hereto may give notice to the other party of a change in address to which all notices should be sent at any time during the term hereof.

10.  Superseding Agreement . This amended Agreement supersedes any and all prior agreements between Employer (or any subsidiary of Employer) and Employee, whether or not the term of such previous agreements has expired.

IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

/s/ Rick J. Tremblay________________

Rick J. Tremblay
EMPLOYEE

GOLD BANC CORPORATION, INC.

By:	/s/ Malcolm M. Aslin__________

Malcolm M. Aslin
Chief Executive Officer
EMPLOYER